Exhibit 99.1

NEWS Release
Tops Markets, LLC, PO Box 1027, Buffalo, NY 14240-1027

For more information contact:
David Langless, EVP & Chief Financial Officer
Phone: (716) 635-5000
Email: dlangless@topsmarkets.com

FOR IMMEDIATE RELEASE

Tops Holding II Corporation Reports Strong Cash Generation
in the 2015 Third Quarter

•	Generated $10.4 million of cash from operations in the third quarter; $53.9 million in year-to-date period
•	Third quarter net sales down 3.4% on significant decline in fuel sales from lower gas prices, low inflation and closure of 27 in-store pharmacies
•	Four acquired and new store openings during 2014 continues strategic growth plan

WILLIAMSVILLE, NY, November 9, 2015 – Tops Holding II Corporation (“Tops” or the “Company”), the indirect parent of Tops Markets, LLC (“Tops Markets”), a leading supermarket retailer serving Upstate New York, Northern Pennsylvania and Vermont, today reported financial results for the third quarter ended October 3, 2015.

“Our inside sales and same store sales were flat for the quarter as top line growth for Tops and the supermarket industry in general is being constrained by historically low inflation which limits normal price-driven revenue growth,” commented Frank Curci, Tops Chairman and CEO.  “Despite this challenge, we are maintaining market share in our market area and continue to generate significant cash.  When combined with excellent liquidity and the increased financial flexibility provided by our recent debt refinancing, we are positioned very well to continue investing in our stores and growing our business.”

Mr. Curci added, “Our strategy of making fill-in acquisitions of independents and opening new stores in underserved markets, primarily contiguous to major urban markets where we operate, is delivering strong results with the four new stores opened in the last year performing at expectations.  We have a good pipeline of stores that fit our profile for fill-in acquisitions and expect this strategy will be a strong driver of incremental future growth.”

Fiscal 2015 Third Quarter Financial Results

Inside sales were $522.5 million in the third quarter, down 0.7%, or $3.7 million, from the prior-year period, which reflects a $5.1 million incremental contribution from four acquired and new supermarkets opened since September 2014, offset by an $8.3 million decrease in sales from 27 in-store pharmacies closed in January 2015.  Same store sales, which exclude the sales of the 27 closed in-store pharmacies, were relatively flat in the third quarter of 2015.

Fuel sales were negatively impacted by a 30.3% decline in the average retail price per gallon.  As a result, fuel sales were $38.3 million in the third quarter, a decrease of $16.3 million, or 29.8%, from the prior-year period.

Overall, net sales decreased $20.0 million, or 3.4%, from the 2014 third quarter to $560.7 million, primarily due to the significant decline in fuel sales and the loss of revenue from closed in-store pharmacies.

Gross profit for the third quarter was $165.4 million, or 29.5% of net sales, compared with $165.0 million, or 28.4% of net sales, in the 2014 third quarter.  The 110 basis point increase in gross profit margin reflects higher profitability on fuel sales, combined with a shift in product mix given the smaller proportion of lower margin fuel sales.  The improvement also reflects

Tops Holding II Corporation Reports Strong Cash Generation in the 2015 Third Quarter

November 9, 2015

$1.6 million of savings associated with an amendment of our supply agreement with C&S Wholesale Grocers, Inc. effective April 1, 2015.

Total operating expenses were $151.6 million, a $2.9 million, or 2.0% increase, from $148.6 million in the prior-year period.  The increase in operating expenses was primarily due to the increase in the New York State minimum wage that took effect January 1, 2015 and higher performance-based bonus expense due to improved performance against bonus metrics.  Operating income for the 2015 third quarter was $13.9 million compared with $16.4 million in the 2014 third quarter.

Interest expense for the quarter was flat at $18.6 million as a $0.6 million reduction from interest on long-term debt that resulted from the June 2015 debt refinancing was offset by a $0.6 million increase in capital lease interest.

Net loss for the 2015 third quarter was $5.2 million compared with a net loss of $1.4 million in the third quarter of 2014.

40-Week Results

Inside sales decreased slightly to $1.74 billion, reflecting the $24.9 million reduction in pharmacy sales attributable to the closure of 27 in-store pharmacies during January 2015.  Partially offsetting this decline was the $13.5 million incremental contribution from acquired and new locations opened since July 2014.  Same store sales were down 16 basis points excluding sales from the 27 closed in-store pharmacies in both periods.  Fuel sales declined 30.5% to $125.8 million due to a 31.3% decrease in the average retail price per gallon, slightly offset by a 1.2% increase in the number of gallons sold.  For the 40-week period ended October 3, 2015, net sales were $1.87 billion, down $64 million, or 3.3%, from the prior-year period.

Gross profit increased $3.7 million, or 0.7%, to $550.0 million, and was 29.4% of net sales, up 110 basis points over the comparable period in 2014.  Operating income was $52.4 million, an increase of 8.0%, or $3.9 million, and included a gain of $11.0 million from the sale of scripts and inventory related to the January 2015 pharmacy closures.  Interest expense of $63.4 million was consistent with the 2014 period.  The Company recorded a loss on debt extinguishment of $34.5 million in the 2015 second quarter in connection with its June debt refinancing.  As a result, net loss for the 2015 40-week period was $46.8 million compared with a net loss of $10.0 million in the 2014 period.

Supplemental Reporting on EBITDA and Adjusted EBITDA

To provide investors with greater understanding of its operating performance, in addition to reporting results in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA and Adjusted EBITDA, both non-GAAP measures.

Third quarter 2015 EBITDA was $31.5 million compared with $32.8 million in the third quarter of 2014.  Adjusted EBITDA, which excludes certain non-cash and non-recurring items, was $32.3 million in the third quarter of 2015 compared with $34.9 million in the prior-year period.  The decrease reflects a $2.9 increase in bonus expense tied to achievement of performance targets, a non-cash item in the quarter.

For the first 40 weeks of 2015, Adjusted EBITDA was $102.3 million compared with $106.6 million in the 2014 period reflecting increased bonus expense of $7.8 million and increased workers’ compensation expense of $1.7 million attributable to the most recent actuarial valuation of claims reserves, both of which were non-cash items during the year-to-date period.  Adjusted EBITDA for the 2015 period excludes $34.5 million in debt extinguishment costs and an $11.0 million gain on the sale of scripts and inventory in connection with the pharmacy closures.

See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for a reconciliation to GAAP net loss.

Liquidity

Cash and cash equivalents were $36.3 million at October 3, 2015, compared with $26.3 million at December 27, 2014. Cash provided by operating activities during the 40-week 2015 period was $53.9 million compared with $35.7 million during the 2014 period, a 51.2% increase.  The increase results from $15.2 million of transaction costs related to the December 2013 management purchase that were paid during the 2014 period, and improved cash earnings.

Tops Holding II Corporation Reports Strong Cash Generation in the 2015 Third Quarter

November 9, 2015

Capital expenditures for the 2015 year-to-date period were $30.7 million compared with $30.4 million during the 2014 period and were largely related to new store openings, store remodels and maintenance activities.  The Company anticipates investing between $34 million and $38 million in capital expenditures during 2015.

As of October 3, 2015, total debt excluding capital leases was $671.4 million compared with $651.1 million at 2014 year-end.  Outstanding borrowings under the Company’s revolving credit facility were $31.5 million as of October 3, 2015, down $20.5 million from $52.0 million as of December 27, 2014.  The unused availability under the revolving credit facility was $54.9 million after giving effect to the borrowing base calculation and $23.8 million of letters of credit outstanding.  Tops expects that cash generated from operations and borrowing capacity under the revolving credit facility will provide sufficient liquidity to fund debt service requirements, investments in working capital, capital expenditures, acquisitions and other cash requirements for at least the next twelve months.

Conference Call Details

Tops will host a conference call on Tuesday, November 10, 2015, beginning at 11:00 a.m. Eastern Time.  During the call, management will review the financial and operating results for the third quarter, and discuss Tops’ corporate strategy and outlook.  A question-and-answer session will follow.  The conference call can be accessed by dialing (201) 689-8560.

A telephonic replay will be available from 2:00 p.m. Eastern Time the day of the teleconference until Tuesday, November 24, 2015.  To listen to a replay of the call, dial (858) 384-5517 and enter replay pin number 13621143.

About Tops Holding II Corporation

Tops is the parent of Tops Holding LLC and the indirect parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 161 corporate full-service supermarkets, 160 under the Tops banner and one under the Orchard Fresh banner, with an additional five supermarkets operated by franchisees under the Tops banner.  With approximately 14,500 associates, Tops is a leading full-service grocery retailer in Upstate New York, Northern Pennsylvania and Vermont.  Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

For more information about Tops Markets, visit the company's website at www.topsmarkets.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, occur, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to the following:

•	current economic conditions and the impact on consumer demand and spending and our pricing strategy
•	pricing and market strategies, the expansion, consolidation and other activities of competitors, and our ability to respond to the promotional practices of competitors
•	our ability to effectively increase or maintain our profit margins
•	the success of our acquisition and remodel plans
•	fluctuations in utility, fuel and commodity prices which could impact consumer spending and buying habits and the cost of doing business
•	risks inherent in our fuel station operations
•	our exposure to local economies and other adverse conditions due to our geographic concentration
•	risks of natural disasters and severe weather conditions
•	supply problems with our suppliers and vendors
•	our relationships with unions and unionized employees, and the terms of future collective bargaining agreements or labor strikes
•	increased operating costs resulting from increases in the minimum wage, rising employee benefit costs or

Tops Holding II Corporation Reports Strong Cash Generation in the 2015 Third Quarter

November 9, 2015

pension funding obligations
•	changes in, or the failure or inability to comply with, laws and governmental regulations applicable to the operation of our pharmacy and other businesses
•	the adequacy of our insurance coverage against claims of our customers in connection with our pharmacy services
•	estimates of the amount and timing of payments under our self-insurance policies
•	risks of liability under environmental laws and regulations
•	our ability to maintain and improve our information technology systems
•	events that give rise to actual or potential food contamination, drug contamination or food-borne illness or any adverse publicity relating to these types of concerns, whether or not valid
•	threats or potential threats to security
•	our ability to retain key personnel
•	risks of data security breaches or losses of confidential customer information
•	risks relating to our substantial indebtedness
•	claims or legal proceedings against us, and
•	other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for Fiscal 2014 and in our Quarterly Report on Form 10-Q for the 12-week period ended October 3, 2015.

We caution that investors should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude certain non-cash items and items that are not indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting for future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and, with respect to EBITDA, makes it easier to compare our results with other companies that have different financing and capital structures. See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net loss.

FINANCIAL TABLES FOLLOW.

Tops Holding II Corporation Reports Strong Cash Generation in the 2015 Third Quarter

November 9, 2015

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	12-week periods ended
	October 3, 2015	October 4, 2014	$ Change	% Change
Net sales	$560,744	$580,741	$(19,997)	(3.4)%
Cost of goods sold	(386,195)	(404,739)	18,544	4.6%
Distribution costs	(9,125)	(10,969)	1,844	16.8%
Gross profit	165,424	165,033	391	0.2%

Operating expenses:
Wages, salaries and benefits	(80,354)	(80,305)	(49)	(0.1)%
Selling and general expenses	(27,459)	(27,471)	12	0.0%
Administrative expenses (inclusive of share-based compensation expense of $53 and $52)	(17,842)	(16,302)	(1,540)	(9.4)%
Rent expense, net	(6,292)	(6,233)	(59)	(0.9)%
Depreciation and amortization	(14,719)	(14,045)	(674)	(4.8)%
Advertising	(4,901)	(4,280)	(621)	(14.5)%
Total operating expenses	(151,567)	(148,636)	(2,931)	(2.0)%
Operating income	13,857	16,397	(2,540)	(15.5)%
Interest expense, net	(18,619)	(18,625)	6	0.0%
Loss before income taxes	(4,762)	(2,228)	(2,534)	(113.7)%
Income tax (expense) benefit	(400)	795	(1,195)	(150.3)%
Net loss	$(5,162)	$(1,433)	$(3,729)	(260.2)%

Tops Holding II Corporation Reports Strong Cash Generation in the 2015 Third Quarter

November 9, 2015

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	40-week periods ended
	October 3, 2015	October 4, 2014	$ Change	% Change
Net sales	$1,869,505	$1,933,480	$(63,975)	(3.3)%
Cost of goods sold	(1,284,579)	(1,349,355)	64,776	4.8%
Distribution costs	(34,948)	(37,801)	2,853	7.5%
Gross profit	549,978	546,324	3,654	0.7%

Operating expenses:
Wages, salaries and benefits	(272,581)	(267,505)	(5,076)	(1.9)%
Selling and general expenses	(91,809)	(96,938)	5,129	5.3%
Administrative expenses (inclusive of share-based compensation expense of $177 and $113)	(58,844)	(51,285)	(7,559)	(14.7)%
Rent expense, net	(20,863)	(20,506)	(357)	(1.7)%
Depreciation and amortization	(47,891)	(45,512)	(2,379)	(5.2)%
Advertising	(16,590)	(16,042)	(548)	(3.4)%
Gain on sale of assets	11,014	—	11,014	N/A
Total operating expenses	(497,564)	(497,788)	224	0.0%
Operating income	52,414	48,536	3,878	8.0%
Loss on debt extinguishment	(34,503)	—	(34,503)	N/A
Interest expense, net	(63,404)	(63,023)	(381)	(0.6)%
Loss before income taxes	(45,493)	(14,487)	(31,006)	(214.0)%
Income tax (expense) benefit	(1,342)	4,461	(5,803)	(130.1)%
Net loss	$(46,835)	$(10,026)	$(36,809)	(367.1)%

Tops Holding II Corporation Reports Strong Cash Generation in the 2015 Third Quarter

November 9, 2015

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	October 3, 2015	December 27, 2014
Assets
Current assets:
Cash and cash equivalents	$36,261	$26,316
Accounts receivable, net	70,364	64,130
Inventory, net	149,723	149,284
Prepaid expenses and other current assets	13,554	11,172
Income taxes refundable	43	43
Current deferred tax assets	3,456	3,456
Total current assets	273,401	254,401
Property and equipment, net	373,639	385,889
Goodwill	212,901	212,901
Intangible assets, net	175,355	184,159
Total assets	$1,035,296	$1,037,350

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$85,225	$85,985
Accrued expenses and other current liabilities	104,232	82,110
Current portion of capital lease obligations	8,524	8,653
Current portion of long-term debt	2,052	1,983
Total current liabilities	200,033	178,731
Capital lease obligations	140,465	140,315
Long-term debt, net	669,303	649,097
Other long-term liabilities	35,980	33,591
Non-current deferred tax liabilities	46,716	45,383
Total liabilities	1,092,497	1,047,117

Common stock ($0.001 par value; 300,000 authorized shares, 126,550 issued and 126,559 shares outstanding as of October 3, 2015 and 126,560 shares issued and outstanding as of December 27, 2014)	—	—
Treasury stock (at cost; 1 share as of October 3, 2015)	(1)	—
Paid-in capital	7,856	8,454
Accumulated deficit	(63,384)	(16,549)
Accumulated other comprehensive loss, net of tax	(1,672)	(1,672)
Total shareholders' deficit	(57,201)	(9,767)
Total liabilities and shareholders' deficit	$1,035,296	$1,037,350

Tops Holding II Corporation Reports Strong Cash Generation in the 2015 Third Quarter

November 9, 2015

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	40-week periods ended
	October 3, 2015	October 4, 2014
Cash flows provided by operating activities:
Net loss	$(46,835)	$(10,026)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	57,179	53,322
Loss on debt extinguishment	34,503	—
Gain on sale of assets	(11,014)	—
Amortization of deferred financing costs	2,618	3,031
Deferred income taxes	1,334	(4,502)
Straight-line rent adjustment	775	1,754
LIFO inventory valuation adjustments	661	2,848
Share-based compensation expense	177	113
Other	490	692
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(6,234)	2,661
Increase in inventory, net	(1,341)	(13,614)
Increase in prepaid expenses and other current assets	(2,382)	(4,701)
Decrease in income taxes refundable	-	41
(Decrease) increase in accounts payable	(537)	7,383
Increase (decrease) in accrued expenses and other current liabilities	22,684	(5,097)
Increase in other long-term liabilities	1,846	1,761
Net cash provided by operating activities	53,924	35,666

Cash flows used in investing activities:
Cash paid for property and equipment	(30,692)	(30,422)
Cash proceeds from sale of assets	11,255	—
Net cash used in investing activities	(19,437)	(30,422)

Cash flows used in financing activities:
Proceeds from long-term debt borrowings	560,000	—
Repayments of long-term debt borrowings	(521,480)	(3,307)
Borrowings on 2017 ABL Facility	353,966	315,600
Repayments on 2017 ABL Facility	(374,466)	(323,800)
Debt extinguishment costs paid	(24,290)	—
Deferred financing costs paid	(10,593)	(637)
Principal payments on capital leases	(6,680)	(6,947)
Dividends to Tops MBO Corporation	(775)	(12,571)
Change in bank overdraft position	(223)	98
Purchase of treasury stock	(1)	—
Proceeds from sale leaseback financing transactions	—	25,436
Net cash used in financing activities	(24,542)	(6,128)
Net increase (decrease) in cash and cash equivalents	9,945	(884)
Cash and cash equivalents-beginning of period	26,316	29,913
Cash and cash equivalents-end of period	$36,261	$29,029

Tops Holding II Corporation Reports Strong Cash Generation in the 2015 Third Quarter

November 9, 2015

TOPS HOLDING II CORPORATION

RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	12-week periods ended		40-week periods ended
	October 3, 2015	October 4, 2014	October 3, 2015	October 4, 2014
Net loss	$(5,162)	$(1,433)	$(46,835)	$(10,026)
Depreciation and amortization	17,685	16,423	57,179	53,322
Interest expense	18,619	18,625	63,404	63,023
Income tax expense (benefit )	400	(795)	1,342	(4,461)
EBITDA	31,542	32,820	75,090	101,858
LIFO inventory valuation adjustments(a)	236	617	661	2,848
Share-based compensation expense(b)	53	52	177	113
Loss on debt extinguishment(c)	—	—	34,503	—
Gain on sale of assets(d)	—	—	(11,014)	—
Other one-time expenses(e)	495	1,410	2,922	1,827
Total adjustments to EBITDA	784	2,079	27,249	4,788
Adjusted EBITDA	$32,326	$34,899	$102,339	$106,646

Notes:

(a)

Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.

(b)	Compensation costs related to stock option grants.
(c)	Expenses incurred in connection with the Company’s redemption of its 2017 Notes and $60.0 million of its 2018 Notes.
(d)

During January 2015, the Company sold pharmacy scripts and inventory related to 27 of its in-store pharmacy locations for cash proceeds of $14.9 million. A resulting gain on sale of assets of $11.0 million, net of the carrying value of sold inventory of $3.2 million and direct selling expenses of $0.7 million, was recognized.

(e)	The amount for the 40-week period ended October 3, 2015 includes $1.0 million of severance and other costs associated with the closure of 27 in-store pharmacies in January 2015.